Exhibit 10.18

2021 Executive Bonus Plan

1.

Purpose. The purpose of the 2021 Executive Bonus Plan (this “Plan”) is to encourage, recognize, and annually reward the achievement of key financial objectives for BigCommerce Holdings, Inc. (together with its subsidiaries, the “Company”).

2.

Period. This Plan period covers the Company’s fiscal year beginning on January 1, 2021 and ending on December 31, 2021. Plan participation, performance goals, and target incentives are established at the beginning of the year.

3.

Eligibility. Each participant must be in a position to materially contribute to the success of the Company. Participation is limited to Company executives with titles of vice president or higher. A participant does not earn a Participant Bonus Payment and a participant is not eligible to receive a Participant Bonus Payment unless the participant is employed by the Company on the date that Participant Bonus Payment is paid.

4.

Calculation.  Bonuses and applicable bonus metrics will be determined from time to time by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).  Bonuses may be calculated from individual or company performance criteria including, without limitation, revenue, annual revenue run-rate, net revenue retention, adjusted EBITDA, adjusted EBITDA margin, gross profit, non-GAAP operating income, or management-based objectives.  Adjustments may be made at the sole discretion of the Compensation Committee to include or exclude certain items in the calculations.

5.	Payments. Bonus payments to participants (each, a “Participant Bonus Payment”) are expected to be paid on or before March 15, 2022.
6.	Communications. No commitments, verbal or written, may be made to any participant regarding a Participant Bonus Payment unless approved in writing by the Company’s chief executive officer (the “CEO”).
7.

Promotions; New Hires. Recently promoted participants will have their Participant Bonus Payments prorated based on the first date of the participant’s eligibility for this Plan. Participant Bonus Payments for new hires will be calculated pro rata based on start date of the participant.

8.	Miscellaneous.
8.1.	General. The Compensation Committee will have sole authority and discretion to administer and interpret all aspects of this Plan
8.2.	At-Will Employment. Participation in the Bonus Plan does not confer any right to continue to be employed by the Company.
8.3.	Modifications. The Company retains the absolute right to modify, alter or terminate this Plan at any time without notice.